EXHIBIT 99.2

     OMAHA, March 31 -- In response to the Surface Transportation Board's proceedings announcement, Union Pacific Railroad issued the following statement:

     "The STB's order of today was the proper response to the most recent filing of the Tex Mex/KCS asking for certain additional conditions to be imposed upon the UP/SP merger. Upon the filing of the Tex Mex/KCS petition, the Board is required to set a proceeding schedule and that is essentially what the Board's order does. Union Pacific is obviously going to participate in this proceeding and respond as appropriate to the request of Tex Mex/KCS and any other parties who may file similar requests."